EXHIBIT 13
                    CERTIFICATE OF THE SOLE STOCKHOLDER OF
                       BATTERY PARK/SM/ HIGH YIELD FUND

     Nomura Corporate Research and Asset Management Inc. ("NCRAM"), the holder of 10 Class A shares of common stock, par value $0.001 per share, and 10,000 Class Y shares of common stock, par value $0.001, of Battery Park/SM/ High Yield Fund (the "Fund"), a series of Battery Park Funds, Inc., a Maryland corporation, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and does further agree that if it redeems any portion of such shares prior to the amortization of the Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount of unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased and outstanding at the time of redemption. NCRAM further agrees that in the event such shares are sold or otherwise transferred to any other party, that prior to such sale or transfer NCRAM will obtain on behalf of the Fund an agreement from such other party to comply with the foregoing as to the reduction of redemption proceeds and to obtain a similar agreement from any transferee of such party.

          NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC.

          By:  /s/ Deborah A. Montick
               -------------------------------
               Name: Deborah A. Montick
               Title: Secretary


Dated:  October  1, 1996